Exhibit 99.1

news release

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH ANNOUNCES ENROLLMENT OF FIRST PATIENT IN PHASE 2 STUDY OF ELOTUZUMAB IN PATIENTS WITH RELAPSED MULTIPLE MYELOMA

 — Company to receive $15 million milestone payment from Bristol-Myers Squibb —

Redwood City, Calif., January 11, 2010 — Facet Biotech Corporation (Nasdaq: FACT) today announced enrollment of the first patient into the randomized phase 2 portion of the ongoing Phase 1/2 study of elotuzumab, an investigational humanized antibody being studied for the treatment of relapsed multiple myeloma (MM) in combination with lenalidomide and low-dose dexamethasone. As a result, Facet Biotech will receive a $15 million milestone payment from Bristol-Myers Squibb Company (NYSE:BMY), its elotuzumab development partner.

“This is an important milestone for the elotuzumab program, as the data to date clearly support further study of this drug in a larger patient population,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “We presented promising data from the phase 1 portion of the study at the American Society of Hematology meeting in early December 2009, and we believe the future prospects for elotuzumab in the treatment of multiple myeloma are significant. We look forward to the results from this trial.”

In the phase 2 portion of the study, up to 60 patients with relapsed MM will be randomized to receive elotuzumab at 10 or 20 mg/kg in combination with lenalidomide and low-dose dexamethasone. The primary endpoint of the study is to evaluate objective response of the combination. Additional endpoints include safety, pharmacokinetics and pharmacodynamics.

The phase 1 portion of this study enrolled 28 patients with relapsed MM and evaluated the maximum tolerated dose (MTD) as well as safety, pharmacokinetics and clinical response of elotuzumab at the 5, 10 and 20 mg/kg dose levels in combination with lenalidomide and low-dose dexamethasone. Preliminary results showed that of the 28 treated patients in the trial, 23 (82 percent) had an objective response (OR) by IMWG criteria. Further, a subset analysis showed that of 22 patients who had not previously received lenalidomide treatment, 21 patients (95 percent) achieved an OR. No dose-limiting toxicities were reported in the study up to 20 mg/kg elotuzumab and an MTD was not established. Two patients experienced serious adverse events of allergic reactions that were related to the infusion of elotuzumab and were withdrawn from the study. These adverse events resolved with treatment.

For more information about the study, please visit ClinicalTrials.gov, number NCT00742560.

Separately, Bristol-Myers Squibb has notified Facet Biotech that it has elected not to expand the existing collaboration between the two companies to include PDL241, an investigational humanized antibody in pre-clinical development for immunologic diseases. As a result of this decision, Facet Biotech will not receive from Bristol-Myers Squibb the $15 million opt-in payment or any of the milestone payments related to this compound under Facet Biotech’s collaboration agreement with Bristol-Myers Squibb. Facet Biotech will evaluate opportunities to collaborate with other third parties on the potential development of PDL241.

About Elotuzumab

Elotuzumab is a humanized monoclonal antibody directed against CS1, a cell-surface glycoprotein that is highly and uniformly expressed on multiple myeloma cells but is minimally expressed on normal cells.  Facet is developing elotuzumab for multiple myeloma in collaboration with Bristol-Myers Squibb Company.  In nonclinical studies, elotuzumab has been shown to induce antibody-dependent cellular cytotoxicity (ADCC) against primary myeloma cells.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s and Bristol-Myers Squibb’s development of and future prospects of elotuzumab. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Many factors may cause differences between current expectations and actual results. For example, the development of elotuzumab could be adversely impacted by changes in Facet Biotech’s and Bristol-Myers Squibb’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, difficulties in supplying clinical sites with study drugs and changes in expected competition. The results observed to date in clinical trials of elotuzumab may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate elotuzumab to be effective in the treatment of patients with MM with an acceptable safety profile. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.